Exhibit 99.1


                                                                    News Release
                                                           FOR IMMEDIATE RELEASE
Contacts:  Chuck Coppa, CFO or Lyle Jensen, CEO
           GreenMan Technologies, 781/224-2411
           www.greenman.biz


                   GreenMan Technologies, Inc. Receives Notice
              Related To Continued American Stock Exchange Listing

      LYNNFIELD, Massachusetts - April 27, 2006,-- GreenMan Technologies, Inc. (AMEX: GRN), a leading recycler of over 20 million scrap tires per year in the United States, today announced it received notice on April 25, 2006 from the American Stock Exchange (the "Exchange") indicating its intention to initiate proceedings to delist GreenMan's common stock. The notice indicates GreenMan has failed to comply with Sections 134, 610, 1003 and 1101 of the Exchange's Company Guide (the "Company Guide"). On February 13, 2006, the Exchange sent notice to GreenMan indicating non- compliance with the Exchange's requirements for continued listing set forth in Section 1003(a)(i) of the Company Guide with respect to having at least $2,000,000 in shareholders' equity and losses from continuing operations and/or net losses in two out of its three most recent fiscal years. The Exchange's recent notice states the Exchange does not believe the steps outlined in our March 14, 2006 plan to regain compliance with Section 1003(a)(i) will enable GreenMan to regain compliance within the required timeframe.

      In addition, as previously reported, we were notified of non-compliance with the Exchange's requirements for continued listing set forth in Sections 134 and 1101 of the Company Guide with respect to our failure to file our Quarterly Report on Form 10-QSB for the quarter ended December 31, 2005 (the "Quarterly Report") with the Securities and Exchange Commission. We are working diligently to file the delinquent Quarterly Report within the next 10 days. In addition, the Exchange's recent notice indicated that based on a subsequent review of our Form 10-KSB for the fiscal year ended September 30, 2005, we are not in compliance with the Exchange's requirements for continued listing set forth in
Section 1003(a)(ii) of the Company Guide, which requires a company to maintain stockholders' equity in excess of $4,000,000 if it has sustained losses from continuing operations and/or net losses in three out of its four most recent fiscal years. The Exchange's recent notice also indicates we are not in compliance with Section 610(b) of the Company Guide, which requires a company that has received an audit opinion containing a going concern qualification to make a public announcement through the news media disclosing the receipt of such qualified opinion. We believe our press release issued on April 10, 2006, complies with Section 610(b) of the Company Guide.

      We are entitled to appeal the Exchange's determination to initiate delisting proceedings on or before May 2, 2006 and intend to file such appeal and request for a hearing before a committee of the Exchange. Pursuant to the Company Guide, the delisting proceeding will be stayed pending the outcome of our appeal subject to the Exchange's ongoing review of our status.

      Chuck Coppa, GreenMan's Chief Financial Officer stated, "Our American Stock Exchange listing is important to us and our efforts to build long term shareholder value. We will make every effort to remain listed on the Exchange, including appealing the staff's determination by May 2, 2006 and intend to take full advantage of the appeal process as deemed appropriate and will keep our shareholders apprised of our status as we proceed forward". Mr. Coppa added, "The possibility of this event has been disclosed in our SEC filings as well as with our primary lender, Laurus Master Fund and we do not anticipate the potential delisting by the Exchange to have a material adverse effect on our current status or our ongoing discussions regarding the potential restructuring of our existing Laurus credit facility."

      Lyle Jensen, GreenMan's Chief Executive Officers stated, "We will devote all necessary resources to address the Exchange's concerns in our effort to remain listed but cannot, and will not, let the potential delisting deter us from implementing the turnaround plan discussed during last Thursday's investor conference call. Our primary near term objectives are to (1) stabilize, then work to (2) maximize existing operations; (3) successfully renegotiate our existing Laurus credit facility; (4) finalize our Southeast divestiture efforts and (5) aggressively pursue strategic business development opportunities intended to leverage our existing operations and maximize shareholder value".

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act

With the exception of the historical information contained in this news release, the matters described herein contain `forward-looking' statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits of product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the quarterly report on Form 10-KSB for the fiscal period ended September 30, 2005. The Company disclaims any intent or obligation to update these "forward-looking" statements.